Exhibit 10.1
MASTER AGREEMENT FOR PROFESSIONAL SERVICES
THIS MASTER AGREEMENT FOR PROFESSIONAL SERVICES (the “Agreement”) is made and entered into as of May 29, 2008 (the “Effective Date”), by and between Syncroness, Inc., a Colorado corporation (“Vendor”) and Cardiac Science Corporation, a Delaware corporation (“CSC”). For and in consideration of the mutual promises and covenants contained hereinafter, the Vendor and CSC (the “Parties”) agree as follows:
     1. SCOPE OF SERVICES
          1.1 Statement of Work Vendor agrees to assist CSC with professional services including consulting, engineering, design, development and implementation, and related services as set forth in an applicable Statement of Work (“Services”) executed from time to time by both Parties under this Agreement substantially in the form attached hereto as Exhibit A (“SOW”). Each SOW shall reference this Agreement and, when executed by both Parties, shall be deemed to incorporate all of the provisions of this Agreement. A SOW may provide for provision of Services and Deliverables covered by it on a time and materials basis or on a fixed price basis as agreed by the Parties and set forth in the applicable SOW.
          1.2 Change Orders If CSC desires to modify the scope of Services to be performed under any SOW or the Deliverables to be delivered thereunder, CSC shall describe the modified Services to Vendor. Promptly following Vendor’s receipt of CSC’s written notice, Vendor shall submit a written change order proposal to CSC. Such change order proposal shall include, among other items, an estimate of additional charges to CSC for the modified Services, if any, and any expected impact the change will have on the scheduled date(s) for completion of such Services. On CSC’s written approval of the change order proposal, the change order proposal will become a part of the relevant SOW. No change to any SOW shall be binding on the Parties unless the change is embodied in a writing that has been signed by an authorized representative of each Party.
          1.3 Contract Managers: Reports Each Party shall appoint a qualified staff member or other representative to act as project manager (each, a “Contract Manager”) for the Services to be performed under each SOW. Each Contract Manager shall act as the principal contact between the Parties in connection with the performance of such Services. Vendor agrees to submit written reports on the progress of the Services performed under each SOW as may be reasonably requested from time to time by CSC’s Contract Manager.
          1.4 Vendor Personnel The persons assigned by Vendor to perform the Services shall have appropriate technical and professional skills to enable them to perform their duties in a professional manner, consistent with generally accepted industry standards. Vendor shall use commercially reasonable efforts to maintain continuity with respect to such persons and shall keep the employees turn over rate to a minimum. CSC in turn will make reasonable efforts to minimize the frequency and duration of work stoppages. In the event that Vendor, absent frequent and significant work stoppages, replaces any person performing Services under a SOW with another person, CSC shall not be responsible for any costs associated with any training, orientation or other steps to bring such replacement person to the same level as the replaced person and Vendor shall be responsible for all such costs. Even if CSC requests a Vendor personnel change, CSC shall not be responsible for such costs if CSC’s request for a replacement arises from CSC’s assessment that the person provided by Vendor to perform the services lack the requisite skill, education, and experience required for the applicable task.

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While at CSC’s facilities, all persons assigned by Vendor to perform the Services shall observe and follow CSC’s reasonable work rules, policies and standards as the same are communicated to Vendor. Vendor shall cooperate with CSC in promptly removing from performance of the Services any Vendor personnel who performs the Services in an unsatisfactory manner.
          1.5 Facilities The Services will be performed by Vendor at locations as set forth in applicable SOW. If the identified locations include CSC facilities, CSC will provide, at no cost to Vendor, office space, computer time and communication facilities (phone, fax, e-mail, data communication etc.) as reasonably required for Vendor personnel to perform the Services on site at CSC’s facilities. CSC agrees to grant access to its premises and systems, during its normal business hours, as reasonably necessary for the performance of the Services under this Agreement and the applicable SOW.
          1.6 CSC Policies and Procedures Vendor shall comply with all CSC policies and procedures, as indicated and provided by CSC, applicable to the Services rendered under this Agreement or any SOW, including without limitation, those applicable to on-site work and off- site work (e.g., SOP-00058-01 titled “Management of Off-Site Product Development”).
          1.7 CSC Equipment If CSC provides any equipment, hardware, products, prototypes, tooling or other personal property (“Equipment”) to Vendor in connection with this Agreement or any SOW, Vendor shall use commercially reasonable efforts to protect and maintain such Equipment during the period of its custody thereof. Vendor shall notify CSC immediately if it suspects or believes that any of the Equipment has been damaged, tampered with, is unfit for use, broken or is malfunctioning in any respect. Vendor shall not harm, modify, tamper with or open any of the Equipment or modify, deface or otherwise interfere with any of the Equipment except as expressly authorized by CSC as part of the Services.
     2. DELIVERABLES
          2.1 Provision of Deliverables All items and materials identified in the applicable SOW to be created or developed by Vendor for CSC (“Deliverables”) shall be provided to CSC as specified in the applicable SOW, or as may be otherwise mutually agreed to by the Parties in writing. Deliverables that do not constitute the final, completed work product under a SOW shall be considered “Interim Deliverables.” Parties may agree in such SOW for review and testing by CSC of each Interim Deliverable for acceptance or the review and testing of only the Final Deliverable.
          2.2 Review and Testing of Deliverables Upon Vendor’s completion of each Deliverable, CSC shall review and, if appropriate, test such Deliverable to determine whether it conforms to its corresponding specifications under the applicable SOW (the “Specifications”), and to otherwise determine whether the Deliverable meets CSC’s acceptance criteria. CSC shall perform its review and testing of each Deliverable promptly following the date on which Vendor provides CSC with the Deliverable and notifies CSC that the Deliverable is ready for such review and testing (the “Commencement Date”). CSC shall report to Vendor any failures of the Deliverable to conform to its corresponding Specifications or acceptance criteria (“Non-Conformities”) within the mutually agreed period, not to exceed 90 days following the Commencement Date unless Parties specifically agree for a longer review period (the “Review and Testing Period”).
          2.3 Revision of Deliverables Vendor shall promptly remedy all Non-Conformities reported by CSC in writing during the Review and Testing Period for each Deliverable in

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accordance with the relevant SOW. In the event Non-Conformities occur with respect to a Deliverable during the Review and Testing Period, Vendor shall remedy such Non-Conformities at no cost to CSC if the SOW is based on a fixed price model. Upon Vendor’s revision of the Deliverable to address all Non-Conformities Vendor shall provide CSC with the revised Deliverable, whereupon CSC shall review and, if appropriate, test the revised Deliverable in accordance with the provisions of Section 2.2. The Commencement Date for CSC’s Review and Testing Period for the revised Deliverable shall be the date on which Vendor provides CSC with the revised Deliverable and notifies CSC that the revised Deliverable is ready for such review and testing.
          2.4 Acceptance of Deliverables With respect to each Deliverable, the process described in Section 2.2 and Section 2.3 shall be repeated until Vendor remedies all reported Non-Conformities or CSC reports no additional Non-Conformities during the applicable Review and Testing Period, whereupon such Deliverable shall be deemed accepted by CSC. CSC shall have the right to terminate this Agreement if any Deliverable fails to meet the Review and Acceptance Test after two rounds of the process described in Sections 2.2 and 2.3 above.
     3. PROPRIETARY RIGHTS IN DELIVERABLES
          3.1 CSC Ownership of Inventions Subject to Section 3.2 and Section 3.3, Vendor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, reports, emails, data, information, Deliverables, and trade secrets (collectively, “Inventions”) conceived, made or discovered by Vendor, solely or in collaboration with others, during the period of this Agreement which arise directly or indirectly from the business of CSC that Vendor may be directed to undertake, investigate or experiment with, or which Vendor may become associated with in work, investigation or experimentation in the line of business of CSC in performing the Services hereunder, shall be deemed a “work made for hire” and shall be the sole property of CSC. Vendor further agrees to assign (or cause to be assigned) and does hereby assign fully to CSC all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Vendor agrees to assist CSC, or its designee, at CSC’s expense, in every proper way to secure CSC’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to CSC of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which CSC shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to CSC, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Vendor further agrees that Vendor’s obligation to execute or cause to be executed, when it is commercially reasonable for Vendor to do so, any such instrument or papers shall continue after the termination of this Agreement.
          3.2 License to Vendor Property To the extent any Vendor Property or a portion thereof is incorporated or contained in a Deliverable under any SOW, such Vendor Property shall be and remain the sole and exclusive property of Vendor, except as stated in this Section 3.2 or in any applicable SOW. Unless an applicable separate license agreement provides otherwise, if Vendor Property or a portion thereof is incorporated or contained in a Deliverable under a SOW under this Agreement, Vendor hereby grants to CSC a non-exclusive, perpetual, irrevocable license, with the right to sublicense through multiple tiers, to use, copy, install, perform, display, modify and create derivative works of any such Vendor Property for CSC’s

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business purposes, and for the business purposes of CSC’s subsidiaries and affiliates. “Vendor Property” means the items listed on the SOW, if any.
          3.3 Third Party Components Vendor shall specify in each SOW any third-party products or materials to be incorporated into or provided as any Services, Deliverables or Inventions prepared under such SOW (“Third-Party Components”), and shall seek prior approval from CSC prior to the incorporation of such Third-Party Components. Vendor shall be responsible for securing all necessary licenses required from third Parties for CSC’s use of any such Third-Party Components and shall provide copies of such licenses upon request.
     4. COMPENSATION
          4.1 Fees for Services CSC shall pay Vendor for the Services and Deliverables provided by Vendor hereunder as specified in each applicable SOW. The price for Services agreed to be provided on a fixed price basis and the rates for any Services agreed to be performed on a time and materials basis shall be as set forth in the applicable SOW.
          4.2 Taxes. All fees quoted on the attached SOW, unless otherwise mutually agreed, are inclusive of any sales, use or value added tax imposed by any applicable taxing jurisdiction. Where applicable, Vendor shall invoice such taxes as a separate line item in applicable invoices and shall pay such amount of tax to the appropriate taxing authority upon receipt of such amount from CSC. Vendor agrees to cooperate with CSC’s specific directions in order to minimize the tax impact under this Agreement. If any Deliverable is software, Vendor shall provide the Deliverable by electronic mail.
          4.3 Invoices Vendor shall submit invoices to CSC on a monthly basis (or more or less frequently as may be specified in the applicable SOW) detailing the amounts payable by CSC hereunder. Except as otherwise expressly set forth in the applicable SOW, CSC shall remit payment to Vendor within thirty (30) days following its receipt of each such invoice; provided that CSC may withhold payment of any amounts that are disputed by CSC in good faith pending resolution of the dispute. In the event that CSC disputes any invoiced amount, CSC shall notify Vendor of the reasons for disputing such amount as soon as practicable after receipt of the applicable invoice, whereupon the Parties shall promptly seek to resolve the dispute by mutual discussion. Any such dispute shall not relieve CSC from paying when due any undisputed portion of the invoice.
     5. REPRESENTATIONS AND WARRANTIES
          5.1 Title and Non-Infringement Vendor represents and warrants to CSC that, as of the date each Service, Invention or Deliverable is accepted by CSC, Vendor shall have obtained all right, title and interest in and to such Service, Invention or Deliverable that any Vendor personnel or third party have or may have with respect thereto, to the extent necessary for Vendor to grant to CSC the ownership rights and licenses granted hereunder. Vendor further represents and warrants to CSC that such Service, Invention or Deliverable does not and will not infringe or misappropriate the patent, copyright, trademark, trade secret or other rights of any third party. This non-infringement warranty shall not apply to the extent that an infringement claim arises as a result of (a) modification, alteration or revision of the Service, Invention or Deliverable made by CSC, (b) use of the Service, Invention or Deliverable in combination with other products or systems which is not specifically identified in the Specifications, (c) components or materials provided to Vendor by CSC in connection with the development of the

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Service, Invention or Deliverable, or (d) any Service, Invention or Deliverable defined in the SOW as the responsibility of CSC to determine non-infringement.
          5.2 Compliance with Specifications Vendor warrants to CSC that at the time of acceptance by CSC, each Deliverable will conform to its corresponding Specifications. This warranty shall not apply in the event that failure of the Deliverable to conform to its corresponding Specifications has resulted from (a) modification of the Deliverable by CSC, (b) use of the Deliverable in combination with other products or systems which is not specifically identified in the Specifications,(c) components or materials provided to Vendor by CSC in connection with the development of the Deliverable, or (d) deficiency of design inputs provided to Vendor by CSC, where correction of the resulting non-conformance is outside the scope of the agreed SOW.
          5.3 No Disabling Code Vendor warrants that Vendor will not code or knowingly introduce in any software Deliverable any viruses, worms, disabling codes, trap doors, trojan horses, time bombs or other computer codes, the purpose of which are to disable or interrupt the operating of a computer system, allow Vendor to access CSC’s network or computer systems, or destroy, erase or otherwise harm any data, software or hardware. Vendor agrees to use industry standard virus detection software to screen all software Deliverables before they are delivered.
          5.4 Performance Vendor warrants that the Services will be performed in a professional and workmanlike manner, with care, skill and diligence, and consistent with the applicable standards in Vendor’s profession or industry, and consistent with all applicable laws, rules and regulations.
     6. DISCLAIMER AND LIMITATION OF LIABILITY
          6.1 Disclaimer of Additional Warranties EXCEPT AS SET FORTH IN THIS AGREEMENT, VENDOR MAKES NO WARRANTIES TO CSC, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES OR DELIVERABLES PROVIDED HEREUNDER OR UNDER ANY STATEMENT OF WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.
          6.2 No Liability for Certain Damages NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; THE TOTAL CUMULATIVE LIABILITY OF EITHER PARTY WITH RESPECT TO ANY STATEMENT OF WORK UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT PAID OR PAYABLE TO VENDOR UNDER THE APPLICABLE STATEMENT OF WORK; PROVIDED, HOWEVER, THIS PARAGRAPH SHALL NOT LIMIT THE LIABILITY FOR DAMAGES ARISING FROM WILLFUL MISCONDUCT, NEGLIGENT ACTS OR OMISSIONS, BREACH OF CONFIDENTIALITY OBLIGATIONS OR INDEMNIFICATION CLAIMS HEREUNDER.
     7. INDEMNIFICATION
          7.1 Vendor Indemnity Except for Claims excluded under Section 7.2 below, Vendor will defend, indemnify and hold harmless CSC and its directors, officers, employees and

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agents (each, a “CSC Indemnified Party”), from and against any threatened or actual third-party suit, proceeding, claim or demand of any nature (any and all damages, costs and other amounts, including, without limitation, reasonable attorneys’ fees, suffered or incurred by any of them) (each, an “Claim”) against a CSC Indemnified Party (a) in which it is alleged that the possession, ownership, use or copying of any Service, Invention or Deliverable, or any part thereof, violates the copyright, patent or other rights of any third party or any applicable law or regulation, (b) arising from or in connection with a breach of any representation, warranty or covenant herein or from Vendor’s wilful misconduct or negligent acts or omissions, or (c) for personal injuries and/or damages arising out of the use of any CSC product if such injuries and/or damages are attributable in whole or in part to the designs provided by Vendor hereunder.
          7.2 Exclusions Vendor’s obligations under Section 7.1(a) or (c) above shall not apply to any Claim to the extent it arises from or concerns: (i) a Deliverable prepared solely in accordance with CSC’s specific technical designs, specifications or instructions (except where Vendor knew that such compliance was likely to result in a Claim, or where the Claim is the result of Vendor’s choice of the method of implementation from among competing methods of implementation and the method selected by Vendor was within Vendor’s discretion); (ii) inclusion in a Deliverable of any content or other materials provided by CSC, provided the included content or other material is the cause of the infringement; or (iii) modification of a Deliverable other than by, with the approval or at the direction of Vendor. In the event that CSC is enjoined or otherwise prohibited, or is reasonably likely to be enjoined or otherwise prohibited, from using any Deliverable as a result of or in connection with any claim for which Vendor is required to indemnify CSC hereunder, Vendor, at its own expense and option, shall, in addition to fulfilling its obligations described herein, promptly: (i) procure for CSC the right to continue using such Deliverable; (ii) modify the Deliverable so that it becomes non-infringing without materially altering its capacity or performance; (iii) replace the Deliverable with work product that is equal in capacity and performance but is non-infringing; or, if none of the foregoing remedies is available to Vendor on commercially reasonable terms, (iv) accept CSC’s return of the Deliverable and repay to CSC a sum equal to the total fees and other amounts paid by CSC for such Deliverable.
          7.3 CSC Indemnity CSC will defend, indemnify and hold harmless Vendor and its directors, officers, employees and agents (each, a “Vendor Indemnified Party”), from and against any Claims against a Vendor Indemnified Party for personal injuries, death and/or damages arising out of the use of any CSC product resulting from (a) CSC’s specific technical designs, specifications or instructions (except where Vendor knew or should have known that such compliance was likely to result in a Claim, or where the Claim is the result of Vendor’s choice of the method of implementation from among competing methods of implementation and the method selected by Vendor was within Vendor’s discretion); (b) inclusion in Vendor’s Deliverable of any content or other materials provided by CSC, provided the included content or other material is the cause of the Claim; or (c) modification of Vendor’s Deliverable by, with the approval or at the direction of CSC.
     8. CONFIDENTIAL INFORMATION
          8.1 Obligations of Confidentiality and Non-Use Each Party (in such capacity, the “Receiving Party”) acknowledges and agrees to maintain the confidentiality of Confidential Information (as hereafter defined) provided by the other Party (in such capacity, the “Disclosing Party”) hereunder or under any SOW. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or its affiliates, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement or any SOW. In addition,

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the Receiving Party (i) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (ii) shall not use the Disclosing Party’s Confidential Information, or authorize other persons or entities to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder or under any SOW. As used herein, “reasonable steps” means steps that a Party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care. If Vendor provides any Services in a location other than CSC’s facilities, Vendor shall ensure that CSC Confidential Information is segregated from third party information and ensure that it is not commingled with such third party information or disclosed to any third parties.
          8.2 Definition of Confidential Information The term “Confidential Information”, as used herein, shall mean all business strategies, plans and procedures, product roadmaps and specifications, proprietary information, software, tools, processes, methodologies, data and trade secrets, and other confidential information and materials of the Disclosing Party, its affiliates, their respective clients or suppliers, or other persons or entities with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.
          8.3 Exclusions The provisions of this section respecting Confidential Information shall not apply to the extent, but only to the extent, the Receiving Party can establish through competent documentation that such Confidential Information is: (i) already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (iv) is independently developed by the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (v) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure). Nothing in this section shall be construed as restricting CSC’s rights with respect to any Deliverable as provided in Section 3, for CSC’s business purposes, and for the business purposes of CSC’s subsidiaries and affiliates.
          8.4 Recipient’s Employees and Others The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 8, and shall be responsible for ensuring compliance by its and its’ affiliates employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons and entities that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 8. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons or entities.
          8.5 Return or Destruction of Confidential Information Upon the Disclosing Party’s written request following the completion or termination of any SOW, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the

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Disclosing Party provided under or in connection with such SOW, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (i) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement and applicable laws, and (ii) CSC may retain Confidential Information of Vendor to the extent that such information is necessary or desirable in connection with CSC’s use of any Deliverables as permitted hereunder; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of this Section 8 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.
     9. TERM AND TERMINATION
          9.1 Term The term of this Agreement shall commence on the Effective Date and shall continue until terminated as set forth herein.
          9.2 Prospective Termination of Agreement Either Party may terminate this Agreement, with or without cause, upon written notice to the other Party at any time; provided, however, that such termination shall not affect any Statements of Work that the Parties may have previously executed, or this Agreement as it applies to such Statements of Work. Any such SOW, and this Agreement as it applies to such SOW, shall expire upon completion of the Services to be performed under such SOW and may be terminated only in accordance with the express provisions of this Agreement.
          9.3 Termination for Material Breach In the event of a material breach of the provisions of this Agreement or an applicable SOW, the non-breaching Party may terminate this Agreement and all Statements of Work, or any individual Statement(s) of Work and this Agreement as it applies to such Statement(s) of Work, upon written notice to the breaching Party if the breaching Party fails to cure such breach within 30 days following written notice thereof to the breaching Party.
          9.4 Termination of Statements of Work for Convenience CSC may terminate any SOW, with or without cause, upon fifteen (15) days’ prior written notice to Vendor, such prior written notice to be thirty (30) days if the remaining term of the SOW is more than six months. Vendor may terminate any SOW, with or without cause, upon ninety (90) days’ prior written notice to CSC. During the period between the date the notified Party receives termination notice and the date such termination becomes effective (the “Wind-Down Period”), Vendor shall perform only such Services under the affected SOW as CSC may request.
          9.5 Survival The provisions of Sections 3, 5-8, 9.5 and 10, as well as any other provisions of this Agreement necessary to interpret the respective rights and obligations of the Parties hereunder or under any SOW, shall survive the termination of this Agreement or such SOW. In addition, CSC shall remain obligated to pay Vendor any amounts due hereunder for Services performed and expenses incurred under any SOW prior to the date of termination of such SOW, including any Services performed and expenses incurred during any applicable Wind-Down Period.
     10. MISCELLANEOUS PROVISIONS
          10.1 Independent Contractor In making and performing this Agreement and each SOW, Vendor shall be deemed to be acting as an independent contractor of CSC and

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shall not be deemed an agent, legal representative, joint venturer or partner of CSC. Neither Party is authorized to bind the other to any obligation, affirmation or commitment with respect to any other person or entity. Vendor acknowledges and agrees and it is the intent of the parties hereto that Vendor and its employees, contractors and agents receive no CSC-sponsored benefits from CSC either as a contactor or employee. CSC shall not be responsible for the collection and or payment of any taxes, withholdings or deductions in connection with amounts paid hereunder. The collection and payment of all taxes due to any taxing authority for amounts paid hereunder shall be the sole responsibility of Vendor.
          10.2 Insurance Vendor hereby undertakes to take out and maintain adequate insurance coverage with a reputable insurance company against any liability that Vendor may incur in connection with its performance under this Agreement. Such insurance shall include property damage and loss insurance sufficient to cover the replacement value of any equipment provided by CSC to Vendor in connection with this Agreement or any SOW. Vendor shall upon request produce to CSC the policy of such insurance, the premium receipt and the insurance certificate.
          10.3 Assignment; Binding Effect Neither Party may assign, delegate or transfer this Agreement including any SOW, or any obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Vendor may not assign any of its rights or obligations hereunder to any subcontractor or third party without the prior written consent of CSC. Notwithstanding the foregoing, either Party may assign, delegate or transfer this Agreement to any affiliate of such Party for so long as such assignee, delegatee, or transferee remains an affiliate of such Party. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.
          10.4 Third Party Beneficiaries Except as expressly stated herein, nothing in this Agreement or any SOW shall confer any rights upon any person other than the Parties hereto and their respective successors and permitted assigns.
          10.5 Use of CSC’s Name/Product. Vendor agrees not use the name and/or any trademarks or logos of CSC, or any of its affiliates in any sales, marketing or promotional materials or presentations, except as CSC may expressly agree in advance and in writing. Syncroness may use images of the finished product or intermediate work product without the use of trademarks or logos of CSC, or any of its affiliates, only with the prior written consent of CSC.
          10.6 Governing Law; Venue This Agreement and each SOW shall be governed by and interpreted in accordance with the laws of the State of Washington, without giving effect to its principles governing conflicts of law. Any dispute between Vendor and CSC regarding this Agreement or any SOW will be subject to the exclusive venue and jurisdiction of the state and federal courts in King County, Washington, and each Party hereby waives all objections to jurisdiction and venue.
          10.7 Equitable Relief Each Party agrees that either Party’s violation of the provisions of Section 3 and/or Section 8 may cause immediate and irreparable harm to the other Party for which money damages may not constitute an adequate remedy at law. Therefore, the Parties agree that, in the event either Party breaches or threatens to breach said provisions or covenants, the other Party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

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          10.8 Notices All notices, requests, consents and other communications which are required or permitted under this Agreement shall be in writing, and shall be delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested (in which case the same shall be deemed given one week after mailing), or sent by email or fax (in which case it shall be deemed given on the next business day after it is transmitted), at the following addresses, or to such other address as to which any party hereto may notify the other parties hereto as aforesaid. All communications shall be in the English language.
(i)	if to CSC, to: Cardiac Science Corporation 3303 Monte Villa Parkway Bothell, WA 98021-8969 ATTN: Chief Financial Officer Fax: +1 425 402 2001 Email: mmatysik@cardiacscience.com

WITH A COPY TO:

ATTN: Vice President, Engineering Fax: +1 425 402 2001 Email: bodell@cardiacscience.com

(ii)	if to Vendor, to:

Syncroness, Inc. 10875 Dover Street, Unit 200 Westminster, CO 80021 ATTN: Mr. Greg Langley Fax: (303) 429-5025 Telephone: (720) 257-7203 Email: glangley@syncroness.com
          10.9 Entire Agreement: Amendment This Agreement, together with each SOW, set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof. This Agreement supersedes all prior or simultaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the Parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement and each SOW may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the Parties.
          10.10 Severability Any provision of this Agreement or any SOW that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or such SOW, or affecting the validity or enforceability of such provision in any other jurisdiction.
          10.11 Waiver No term or provision of this Agreement or any SOW will be considered waived by a Party, and no breach consented to by either Party, unless such waiver or consent is in writing signed on behalf of the Party against whom it is asserted. No consent to or waiver of a breach of this Agreement or any SOW by either Party, whether express or

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implied, will constitute a consent to, waiver of, or excuse for any other, different, or subsequent breach of this Agreement or any SOW by such Party.
          10.12 Priority of Documents If there is any inconsistency or conflict between the provisions of the main body of this Agreement and the provisions of any SOW or purchase order, the provisions of the main body of this Agreement shall be controlling and shall govern, except to the extent such provisions are expressly superseded by the provisions of said SOW. The terms of this Agreement and any SOW shall supersede the terms of any purchase order or other document issued in connection with this Agreement.
          10.13 Counterparts This Agreement and any SOW may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
          10.14 Force Majeure Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement or any SOW hereunder to the extent such failure or delay or both is caused, directly or indirectly, without fault by such Party, by any reason beyond its reasonable control, including but not limited to, by fire, flood, earthquake, elements of nature or acts of God, acts of state, strikes, acts of war, terrorism, riots, civil disorders, rebellions or revolutions; quarantines, embargoes and other similar governmental action (each a “Force Majeure Event”). Any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within two (2) Business Days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay. A Party shall have the right to terminate this Agreement if the Force Majeure Event prevents the other Party’s performance hereunder for 30 days.
          10.15 Acts or Omissions of Other Party Neither Party shall be liable for any delay or failure in the performance of its obligations under this Agreement or any SOW hereunder, if and to the extent such delay or failure is caused by the actions or omissions of the other Party or other Party’s agents or due to a breach of this Agreement or a SOW by the other Party.
          10.16 Execution and Delivery This Agreement and each SOW shall be deemed executed by both Parties when any one or more counterparts hereof or thereof, individually or taken together, bears the signatures of each of the Parties. This Agreement and any SOW, once executed by a Party, may be delivered to the other Party by facsimile transmission of a copy thereof bearing the signature of the Party so delivering it.
NOW, THEREFORE, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CARDIAC SCIENCE CORPORATION		SYNCRONESS, INC.
(“CSC”)		(“Vendor”)

By:	/s/ Machael Matysik	By:	/s/ Greg Langley
Name:	Machael Matysik	Name:	Greg Langley
Title:	Senior VP, CFO, and Secretary	Title:	CEO
Date:	06/09/08	Date:	5/29/08

EXECUTION COPY 5-29-08